EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Record Quarterly Earnings With Total Assets Surpassing $2 Billion While Maintaining Solid Asset Quality

BETHESDA, Md., Oct. 20, 2010 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced net income of $4.8 million for the quarter ended September 30, 2010, a 74% increase over the $2.7 million for the quarter ended September 30, 2009. Net income available to common shareholders increased 107% to $4.4 million ($0.22 per basic and diluted common share) for the quarter ended September 30, 2010, compared to $2.1 million ($0.16 per basic common share and $0.15 per diluted common share) for the quarter ended September 30, 2009.

For the nine months ended September 30, 2010, the Company's net income was $11.6 million, a 55% increase over the $7.5 million for the nine months ended September 30, 2009. Net income available to common shareholders increased 87% to $10.6 million ($0.54 per basic common share and $0.53 per diluted common share), as compared to $5.7 million ($0.44 per basic common share and $0.43 per diluted common share) for the same nine month period in 2009.

"We are extremely pleased to report continuing trends of strong earnings and balance sheet growth through the third quarter of 2010. These results reflect substantial revenue growth, continued growth in loans and core deposits and continued solid asset quality," noted Ronald D. Paul, Chairman, President and Chief Executive Officer of Eagle Bancorp, Inc. "In contrast to many businesses and financial institutions which are struggling with weakness in the general economy, Eagle Bancorp continues to perform very well. Third quarter earnings mark seven successive quarters of record growth in net income," added Mr. Paul. "Further, EagleBank has remained diligent in meeting the credit needs of clients throughout our market area, as reflected by the $214 million, or 16%, growth rate in total loans, excluding loans held for sale, over the past twelve months. Over the same period, total deposits increased $314 million, or 24%, which includes the addition of many new and expanded relationships to our client base. Recently reported data from the FDIC shows that EagleBank has gained deposit market share in both Montgomery County, Maryland and Washington D.C. in the twelve months ended June 30, 2010," noted Mr. Paul. "Additionally, we see great opportunities for EagleBank in the Washington D.C. and Northern Virginia markets. Our recently announced Gallery Place and Rosslyn branch offices will be EagleBank's newest banking offices in the District of Columbia and Northern Virginia. Both locations are mixed commercial, retail and residential neighborhoods that we believe will be receptive to the banking, insurance brokerage and other financial services that we offer."

A continuing trend of quarterly growth in both average loans and deposits together with a stable and favorable net interest margin were the key drivers of increases in revenue and net income in both the third quarter and nine month results. Average loans, including loans held for sale, increased 18% and 14% for the three and nine months ended September 30, 2010, respectively, over the comparable prior year period. Average deposits increased 22% and 27% for the three and nine months ended September 30, 2010, respectively, due substantially to growth in money market and non-interest bearing demand accounts.

At September 30, 2010, total assets reached a milestone and were $2.01 billion compared to $1.68 billion at September 30, 2009, a 19% increase. Total deposits were $1.65 billion at September 30, 2010, a 24% increase over deposits of $1.33 billion at September 30, 2009, while total loans, excluding loans held for sale, increased to $1.53 billion at September 30, 2010, from $1.32 billion at September 30, 2009, a 16% increase. The investment portfolio, as of September 30, 2010, totaled $259 million, a 24% increase over the $210 million balance at September 30, 2009.  The investment portfolio valuation continues to show substantial unrealized gains, $4.8 million net of tax, at September 30, 2010, as compared to $4.0 million net of tax, at June 30, 2010. Total borrowed funds increased to $148.4 million at September 30, 2010 from $138.6 million at September 30, 2009, a 7% increase, resulting from higher demand for retail customer repurchase agreements. Excluding growth in customer repurchase agreements which are considered stable and core funding, alternative funding sources declined by $10 million. Total stockholders' equity increased to $202.3 million at September 30, 2010. The Company's capital position remains substantially in excess of regulatory well capitalized measures. In addition, the tangible common equity ratio (tangible common equity to tangible assets) is 8.77% at September 30, 2010.

Net interest income increased 31% for the three months ended September 30, 2010 over the same period in 2009, as the Company posted a strong net interest margin of 4.10% for the third quarter of 2010, unchanged from the three months ended June 30, 2010 and 33 basis points higher than the 3.77% achieved in the third quarter of 2009. The higher margin in the third quarter of 2010 as compared to the same period of 2009 was due to lower funding costs for both deposits and borrowings more than offsetting declines in earning asset yields. The Company's net interest margin continues to compare favorably to peer banking companies.

Average loans, including loans held for sale, increased $64 million (4%) and average deposits increased $81 million (5%) during the three months ended September 30, 2010, as compared to the three months ended June 30, 2010. The increase in average loans in the third quarter of 2010 as compared to the second quarter of 2010 is primarily attributable to growth in income-producing commercial real estate loans, commercial and industrial loans, and to substantially higher average loans held for sale, due to expansion of the residential mortgage origination division. Increases in average deposits in the third quarter of 2010, as compared to the second quarter of 2010, is attributable to growth in both noninterest bearing demand deposits and money market accounts.

At September 30, 2010, the Company's level of nonperforming assets was $29.2 million, representing 1.46% of total assets, compared to $28.9 million of nonperforming assets, or 1.49% of total assets, at June 30, 2010 and $27.4 million, or 1.63% of total assets, at September 30, 2009. Management remains attentive to early signs of deterioration in borrowers' financial conditions and to taking the appropriate action to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.45% of total loans at September 30, 2010, is adequate to absorb potential credit losses within the loan portfolio at that date. Included in nonperforming assets at September 30, 2010 were $4.6 million of other real estate owned ("OREO") as compared to $3.6 million at June 30, 2010 and $4.6 million at September 30, 2009.

Analysis of the three months ended September 30, 2010 compared to 2009

For the three months ended September 30, 2010, the Company reported an annualized return on average assets (ROAA) of 0.96% as compared to 0.67% for the three months ended September 30, 2009. The annualized return on average common equity (ROAE) for the most recent quarter was 9.93%, as compared to 7.85% for the three months ended September 30, 2009. The increase in these ratios is due primarily to a higher net interest margin in the current period versus 2009.

Net interest income increased 31% for the three months ended September 30, 2010 over the same period in 2009, resulting from a 33 basis point increase in the net interest margin over the past twelve months and strong balance sheet growth. For the three months ended September 30, 2010, the net interest margin was 4.10% as compared to 3.77% for the three months ended September 30, 2009.

The provision for credit losses was $2.0 million for the three months ended September 30, 2010 as compared to $1.9 million for the three months ended September 30, 2009. At September 30, 2010, the allowance for credit losses represented 1.45% of loans outstanding, as compared to 1.51% at September 30, 2009 and 1.45% at June 30, 2010. The higher provisioning in the third quarter of 2010, as compared to the third quarter of 2009, is primarily attributable to loan growth. The six basis point decline in the reserve year over year is based upon the heavier weighting of our consistently low levels of historical losses in the reserve methodology, beginning in the second quarter of 2010. Net charge-offs of $1.5 million represented 0.39% of average loans, excluding loans held for sale, in the third quarter of 2010, as compared to $1.6 million or 0.48% of average loans, excluding loans held for sale, in the third quarter of 2009. Net charge-offs in the third quarter of 2010 were attributable to charge-offs in consumer loans ($11 thousand), commercial real estate loans ($177 thousand), commercial and industrial loans ($254 thousand), commercial real estate loans – owner occupied ($322 thousand), construction loans ($693 thousand), and the unguaranteed portion of SBA loans ($7 thousand).

At September 30, 2010, the allowance for credit losses represented 90% of nonperforming loans as compared to 86% at June 30, 2010 and 88% at September 30, 2009.

Noninterest income for the three months ended September 30, 2010 increased to $2.3 million from $1.5 million for the three months ended September 30, 2009, a 57% increase. This increase was due primarily to $260 thousand in gains realized on the sale of investment securities and an increase of $447 thousand in gains realized on the sale of SBA and residential loans. Gains on the sale of SBA loans decreased $62 thousand while gains on the sales of residential mortgages increased $509 thousand. With the late second quarter expansion of the residential mortgage origination division, the Company realized higher amounts of noninterest income from the sale of residential mortgage loans for the three months ended September 30, 2010. Investment gains realized in the third quarter of 2010 were the result of asset/liability management decisions to sell a portion of mortgage-backed securities that exhibited substantial prepayment risk. Also contributing to the increase in noninterest income in 2010 compared to 2009 was an increase of $87 thousand in service fees and a $63 thousand increase in other income.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 58.66% for the third quarter of 2010, as compared to 62.29% for the third quarter of 2009, as the Company enhanced its productivity. As compared to the second quarter of 2010, the third quarter efficiency ratio was lower (from 63.69% to 58.66%) due to increases in net interest income resulting from loan growth and from lower expenses for premises and equipment due to the absence of a one-time expense related to the acceleration of a lease obligation for a branch closed in the second quarter of 2010. Noninterest expenses were $12.9 million for the three months ended September 30, 2010, as compared to $10.3 million for the three months ended September 30, 2009, a 26% increase. Cost increases were incurred for salaries and benefits of $1.4 million due to additional residential mortgage staff. Premises and equipment expenses were $223 thousand higher due primarily to the acceleration of the amortization of the leasehold improvements for the closure of the 1725 Eye Street NW branch in Washington D.C. Other expenses increased by $670 thousand with $174 thousand due to the operating and disposition costs of OREO properties and marketing and advertising cost increased by $163 thousand. FDIC insurance premiums were $142 thousand higher due to deposit growth of $314 million compared to the third quarter of 2009.

Analysis of the nine months ended September 30, 2010 compared to 2009

For the nine months ended September 30, 2010, the Company reported an annualized ROAA of 0.82% as compared to 0.64% for the nine months of 2009, while the annualized ROAE was 8.24% in 2010, as compared to 7.02% for the same nine month period in 2009. The increase in these ratios was due primarily to an increase in the net interest margin over the past twelve months, resulting primarily from lower funding costs.

For the first nine months of 2010, net interest income increased 30% over the same period for 2009. Average loans, including loans held for sale, increased 14% and average deposits increased by 27%. The net interest margin was 4.06% for the nine months of 2010, as compared to 3.81% for the nine months of 2009. The Company has been able to maintain its loan yields in 2010 close to 2009 levels as a result of its loan pricing practices and has been able to reduce its funding costs, while maintaining a favorable deposit mix as a result of sales efforts focused on increasing and deepening client relationships.

The provision for credit losses was $5.8 million for the first nine months of 2010 as compared to $5.1 million in 2009. The higher provisioning in 2010 as compared to 2009 is attributable to both higher amounts of loan growth in the first nine months of 2010 compared to 2009, and to slightly higher net charge-offs in 2010 as compared to 2009, offset by a change in the reserve calculation to include the heavier weighting of our consistently low levels of historical losses in the reserve methodology, beginning in the second quarter of 2010. For the nine months ended September 30, 2010, net charge-offs totaled $4.1 million (0.38% of average loans) compared to $3.6 million (0.37% of average loans) for the nine months ended September 30, 2009. Net charge-offs in the nine months ended September 30, 2010 were attributable to charge-offs in consumer loans ($20 thousand), commercial real estate loans – income producing ($49 thousand), commercial real estate loans ($177 thousand), commercial real estate loans – owner occupied ($322 thousand), commercial and industrial loans ($1.2 million), construction loans ($1.7 million), and the unguaranteed portion of SBA loans ($659 thousand).

Noninterest income for the nine months of 2010 was $5.6 million compared to $6.0 million in 2009, a decrease of 8%. This decrease was due primarily to a $704 thousand decline in gains on the sale of investment securities. Investment gains realized in both the first nine months of 2010 and 2009 were the result of asset/liability management decisions to reduce call risk in the portfolio of U.S. Agency securities, to mitigate potential extension risk in longer-term mortgage-backed securities, and to mitigate prepayment risk in mortgage-backed securities. Excluding investment securities gains, total noninterest income was $4.7 million for the first nine months of 2010 as compared to $4.5 million for the same period in 2009, the increase being attributed to increases in service charges and to increased loan fees.

Noninterest expenses were $37.5 million for the first nine months of 2010, as compared to $32.1 million for 2009, a 17% increase. The increase is primarily due to salaries, incentive compensation and benefits increases of $2.7 million from the expansion of the residential mortgage division, premises and equipment expense increases of $1.2 million and other expense increases of $1.4 million. Other expense increases include $720 thousand due to the operating and disposition costs of OREO properties; legal, accounting and professional fees of $140 thousand and data processing costs of $175 thousand. Premises and equipment expenses include approximately $595 thousand due to the acceleration of the remaining lease term for the closure of the Sligo branch in Silver Spring, Maryland in April, 2010, and $232 thousand due to the acceleration of the amortization of the leasehold improvements for the closure of the 1725 Eye Street NW branch in September 2010. The higher costs were somewhat offset by a reduction in FDIC insurance of $438 thousand, as a result of the absence of a special assessment of approximately $723 thousand recorded in the second quarter of 2009. For the first nine months of 2010, the efficiency ratio was 61.42% as compared to 65.84% for the nine months ended September 30, 2009. Cost control remains a key operating objective of the Company.

At September 30, 2010, the Company had a total risk based capital ratio of 12.66%, a Tier 1 risk based capital ratio of 10.88%, and a Tier 1 leverage ratio of 9.66%, all measures substantially above regulatory well capitalized measures.

The financial information which follows provides more detail on the Company's financial performance for the nine and three months ended September 30, 2010 as compared to the nine and three months ended September 30, 2009, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through twelve offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Conference Call: Eagle Bancorp will host a conference call to discuss the third quarter 2010 financial results on Thursday, October 21, 2010 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 877-303-6220, conference ID Code is 15848421, or by accessing the call on the Company's website, www.eaglebankcorp.com. A replay of the conference call will be available on the Company's website through November 4, 2010.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Financial Highlights
(in thousands, except per share data)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009
Income Statements:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$ 70,618	$ 61,925	$ 24,421	$ 21,426
Total interest expense	15,079	19,124	4,722	6,408
Net interest income	55,539	42,801	19,699	15,018
Provision for credit losses	5,752	5,141	1,962	1,857
Net interest income after provision for credit losses	49,787	37,660	17,737	13,161
Noninterest income (before investment gains)	4,732	4,484	2,073	1,486
Investment gains	833	1,537	260	--
Total noninterest income	5,565	6,021	2,333	1,486
Total noninterest expense	37,529	32,146	12,929	10,280
Income before income tax expense	17,823	11,535	7,141	4,367
Income tax expense	6,219	4,067	2,375	1,625
Net income	11,604	7,468	4,766	2,742
Preferred stock dividends and discount accretion	971	1,767	327	595
Net Income Available to Common Shareholders	$ 10,633	$ 5,701	$ 4,439	$ 2,147

Per Share Data:
Earnings per weighted average common share, basic	$ 0.54	$ 0.44	$ 0.22	$ 0.16
Earnings per weighted average common share, diluted	$ 0.53	$ 0.43	$ 0.22	$ 0.15
Weighted average common shares outstanding, basic	19,636,978	12,999,331	19,874,596	13,504,539
Weighted average common shares outstanding, diluted	20,009,713	13,112,736	20,230,063	13,794,355
Actual shares outstanding	19,671,797	19,505,339	19,671,797	19,505,339
Book value per common share at period end	$ 9.14	$ 8.46	$ 9.14	$ 8.46
Tangible book value per common share at period end (1)	$ 8.92	$ 8.23	$ 8.92	$ 8.23

Performance Ratios (annualized):
Return on average assets	0.82%	0.64%	0.96%	0.67%
Return on average common equity	8.24%	7.02%	9.93%	7.85%
Net interest margin	4.06%	3.81%	4.10%	3.77%
Efficiency ratio (2)	61.42%	65.84%	58.68%	62.29%

Other Ratios:
Allowance for credit losses to total loans	1.45%	1.51%	1.45%	1.51%
Allowance for credit losses to total nonperforming loans	90.18%	87.50%	90.18%	87.50%
Nonperforming loans to total loans	1.61%	1.73%	1.61%	1.73%
Nonperforming assets to total assets	1.46%	1.63%	1.46%	1.63%
Net charge-offs (annualized) to average loans	0.38%	0.37%	0.39%	0.48%
Common equity to total assets	8.93%	9.71%	8.93%	9.71%
Tier 1 leverage ratio	9.66%	11.68%	9.66%	11.68%
Tier 1 risk based capital ratio	10.88%	13.65%	10.88%	13.65%
Total risk based capital ratio	12.66%	15.57%	12.66%	15.57%
Tangible common equity to tangible assets (1)	8.77%	9.56%	8.77%	9.56%

Loan Balances -Period End (in thousands):
Commercial and Industrial	$ 388,401	$ 327,245	$ 388,401	$ 327,245
Commercial real estate -- owner occupied	$ 210,053	$ 189,333	$ 210,053	$ 189,333
Commercial real estate - income producing	$ 573,798	$ 451,195	$ 573,798	$ 451,195
1-4 Family mortgage	$ 11,529	$ 9,044	$ 11,529	$ 9,044
Construction - commercial and residential	$ 251,869	$ 246,439	$ 251,869	$ 246,439
Home equity	$ 88,200	$ 87,213	$ 88,200	$ 87,213
Other consumer	$ 7,096	$ 6,619	$ 7,096	$ 6,619

Average Balances (in thousands):
Total assets	$ 1,887,932	$ 1,549,600	$ 1,964,827	$ 1,631,200
Total earning assets	$ 1,828,508	$ 1,500,928	$ 1,907,900	$ 1,579,603
Total loans (3)	$ 1,483,697	$ 1,299,212	$ 1,553,254	$ 1,317,685
Total deposits	$ 1,537,960	$ 1,215,138	$ 1,610,813	$ 1,321,405
Total borrowings	$ 148,197	$ 178,628	$ 146,711	$ 146,819
Total stockholders' equity	$ 195,638	$ 146,711	$ 200,556	$ 153,171

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity to tangible assets by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholders' equity by common shares outstanding. We believe that this information is important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Includes loans held for sale.

GAAP Reconciliation
(dollars in thousands except per share data)

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Common stockholders' equity	$ 179,764	$ 164,975
Less: Intangible assets	(4,242)	(4,447)
Tangible common equity	$ 175,522	$ 160,528

Book value per common share	$ 9.14	$ 8.46
Less: Intangible book value per common share	(0.22)	(0.23)
Tangible book value per common share	$ 8.92	$ 8.23

Total assets	$2,006,146	$1,682,773
Less: intangible assets	(4,242)	(4,447)
Tangible assets	$2,001,904	$1,678,326

Tangible common equity ratio	8.77%	9.56%

Eagle Bancorp, Inc.
Statements of Financial Condition
(dollars in thousands)
	September 30, 2010 (Unaudited)	December 31, 2009 (Audited)	September 30, 2009 (Unaudited)
Assets
Cash and due from banks	$ 19,734	$ 21,955	$ 21,253
Federal funds sold	72,101	88,248	83,002
Interest bearing deposits with banks and other short-term investments	7,577	7,484	7,433
Investment securities available for sale, at fair value	258,902	235,227	209,599
Federal Reserve and Federal Home Loan Bank stock	9,774	10,417	10,053
Loans held for sale	70,889	1,550	1,068
Loans	1,530,946	1,399,311	1,317,089
Less allowance for credit losses	(22,240)	(20,619)	(19,929)
Loans, net	1,508,706	1,378,692	1,297,160
Premises and equipment, net	8,658	9,253	9,246
Deferred income taxes	12,350	12,455	11,011
Bank owned life insurance	13,237	12,912	12,797
Intangible assets, net	4,242	4,379	4,447
Other real estate owned	4,581	5,106	4,581
Other assets	15,395	17,826	11,123
Total Assets	$ 2,006,146	$ 1,805,504	$ 1,682,773

Liabilities
Deposits:
Noninterest bearing demand	$ 380,167	$ 307,959	$ 233,994
Interest bearing transaction	62,722	59,720	55,490
Savings and money market	693,381	582,854	475,138
Time, $100,000 or more	324,399	296,199	299,171
Other time	185,422	213,542	268,186
Total deposits	1,646,091	1,460,274	1,331,979
Customer repurchase agreements and federal funds purchased	99,147	90,790	79,301
Other short-term borrowings	--	10,000	30,000
Long-term borrowings	49,300	49,300	29,300
Other liabilities	9,307	6,819	10,677
Total liabilities	1,803,845	1,617,183	1,481,257

Stockholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series A, $1,000 per share liquidation preference, shares issued and outstanding 23,235, 23,235 and 38,235, respectively, discount of $645, $570 and $696 respectively, net	22,537	22,612	37,487
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 19,671,797, 19,534,226 and 19,505,339, respectively	197	195	195
Warrants	946	946	946
Additional paid in capital	129,958	129,211	128,977
Retained earnings	43,833	33,024	30,756
Accumulated other comprehensive income	4,830	2,333	3,155
Total stockholders' equity	202,301	188,321	201,516
Total Liabilities and Stockholders' Equity	$ 2,006,146	$ 1,805,504	$ 1,682,773

See notes to consolidated financial statements.

EAGLE BANCORP, INC.
Consolidated Statements of Operations
For the Nine and Three Month Periods Ended September 30, 2010 and 2009 (Unaudited)
(dollars in thousands, except per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
Interest Income	2010	2009	2010	2009
Interest and fees on loans	$ 64,995	$ 56,427	$ 22,655	$ 19,744
Interest and dividends on investment securities	5,412	5,391	1,697	1,623
Interest on balances with other banks and short-term investments	83	56	24	19
Interest on federal funds sold	128	51	45	40
Total interest income	70,618	61,925	24,421	21,426
Interest Expense
Interest on deposits	12,860	16,090	4,005	5,481
Interest on customer repurchase agreements and federal funds purchased	545	774	167	200
Interest on short-term borrowings	27	428	--	270
Interest on long-term borrowings	1,647	1,832	550	457
Total interest expense	15,079	19,124	4,722	6,408
Net Interest Income	55,539	42,801	19,699	15,018
Provision for Credit Losses	5,752	5,141	1,962	1,857
Net Interest Income After Provision For Credit Losses	49,787	37,660	17,737	13,161

Noninterest Income
Service charges on deposits	2,300	2,182	814	727
Gain on sale of loans	990	950	739	292
Gain on sale of investment securities	833	1,537	260	--
Increase in the cash surrender value of bank owned life insurance	325	348	108	118
Other income	1,117	1,004	412	349
Total noninterest income	5,565	6,021	2,333	1,486
Noninterest Expense
Salaries and employee benefits	18,193	15,477	6,549	5,128
Premises and equipment expenses	6,725	5,500	2,021	1,798
Marketing and advertising	919	785	391	228
Data processing	1,955	1,780	697	658
Legal, accounting and professional fees	2,181	2,041	655	664
FDIC insurance	2,027	2,465	692	550
Other expenses	5,529	4,098	1,924	1,254
Total noninterest expense	37,529	32,146	12,929	10,280
Income Before Income Tax Expense	17,823	11,535	7,141	4,367
Income Tax Expense	6,219	4,067	2,375	1,625
Net Income	11,604	7,468	4,766	2,742
Preferred Stock Dividends and Discount Accretion	971	1,767	327	595
Net Income Available to Common Shareholders	$ 10,633	$ 5,701	$ 4,439	$ 2,147

Earnings Per Common Share
Basic	$ 0.54	$ 0.44	$ 0.22	$ 0.16
Diluted	$ 0.53	$ 0.43	$ 0.22	$ 0.15

EAGLE BANCORP, INC.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Three Months Ended September 30,
	2010			2009
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 7,926	$ 24	1.20%	$ 2,989	$ 19	2.52%
Loans (1) (2) (3)	1,553,254	22,655	5.79%	1,317,685	19,744	5.94%
Investment securities available for sale (3)	266,498	1,697	2.53%	186,612	1,623	3.45%
Federal funds sold	80,222	45	0.22%	72,317	40	0.22%
Total interest earning assets	1,907,900	24,421	5.08%	1,579,603	21,426	5.38%

Total noninterest earning assets	78,627			71,251
Less: allowance for credit losses	21,700			19,654
Total noninterest earning assets	56,927			51,597
TOTAL ASSETS	$1,964,827			$1,631,200

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 55,839	$ 54	0.38%	$ 54,390	$ 44	0.32%
Savings and money market	705,751	1,828	1.03%	457,277	1,885	1.64%
Time deposits	501,679	2,123	1.68%	576,978	3,552	2.44%
Total interest bearing deposits	1,263,269	4,005	1.26%	1,088,645	5,481	2.00%
Customer repurchase agreements and federal funds purchased	97,411	167	0.68%	85,103	200	0.93%
Other short-term borrowings	--	--	0.00%	30,000	270	3.57%
Long-term borrowings	49,300	550	4.43%	31,716	457	5.72%
Total interest bearing liabilities	1,409,980	4,722	1.33%	1,235,464	6,408	2.06%

Noninterest bearing liabilities:
Noninterest bearing demand	347,544			232,760
Other liabilities	6,747			9,805
Total noninterest bearing liabilities	354,291			242,565

Stockholders' equity	200,556			153,171
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,964,827			$1,631,200

Net interest income		$ 19,699			$ 15,018
Net interest spread			3.75%			3.32%
Net interest margin			4.10%			3.77%

(1) Includes loans held for sale.
(2) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $601 thousand and $451 thousand for the three months ended September 30, 2010 and 2009, respectively.
(3) Interest and fees on loans and investments exclude tax equivalent adjustments.

EAGLE BANCORP, INC.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Nine Months Ended September 30,
	2010			2009
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 7,724	$ 83	1.44%	$ 2,734	$ 56	2.74%
Loans (1) (2) (3)	1,483,697	64,995	5.86%	1,299,212	56,427	5.81%
Investment securities available for sale (3)	260,605	5,412	2.78%	168,540	5,391	4.28%
Federal funds sold	76,482	128	0.22%	30,442	51	0.22%
Total interest earning assets	1,828,508	70,618	5.16%	1,500,928	61,925	5.52%

Total noninterest earning assets	80,724			67,804
Less: allowance for credit losses	21,300			19,132
Total noninterest earning assets	59,424			48,672
TOTAL ASSETS	$1,887,932			$1,549,600

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 53,296	$ 140	0.35%	$ 50,954	$ 117	0.31%
Savings and money market	668,688	5,959	1.19%	359,657	4,298	1.60%
Time deposits	501,478	6,761	1.80%	580,781	11,675	2.69%
Total interest bearing deposits	1,223,462	12,860	1.41%	991,392	16,090	2.17%
Customer repurchase agreements and federal funds purchased	93,901	545	0.78%	97,156	774	1.07%
Other short-term borrowings	4,996	27	0.72%	32,875	428	1.74%
Long-term borrowings	49,300	1,647	4.47%	48,597	1,832	5.04%
Total interest bearing liabilities	1,371,659	15,079	1.47%	1,170,020	19,124	2.19%

Noninterest bearing liabilities:
Noninterest bearing demand	314,498			223,746
Other liabilities	6,137			9,123
Total noninterest bearing liabilities	320,635			232,869

Stockholders' equity	195,638			146,711
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,887,932			$1,549,600

Net interest income		$ 55,539			$ 42,801
Net interest spread			3.69%			3.33%
Net interest margin			4.06%			3.81%

(1) Includes loans held for sale.
(2) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $1.8 million and $1.3 million for the nine months ended September 30, 2010 and 2009, respectively.
(3) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights (Quarterly Trends)
(in thousands, except per share data) (Unaudited)
	Three Months Ended
Income Statements:	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
Total interest income	$ 24,421	$ 23,689	$ 22,508	$ 22,413	$ 21,426	$ 20,432	$ 20,067	$ 20,904
Total interest expense	4,722	5,072	5,285	5,685	6,408	6,112	6,604	7,680
Net interest income	19,699	18,617	17,223	16,728	15,018	14,320	13,463	13,224
Provision for credit losses	1,962	2,101	1,689	2,528	1,857	1,718	1,566	1,450
Net interest income after provision for credit losses	17,737	16,516	15,534	14,200	13,161	12,602	11,897	11,774
Noninterest income (before investment gains or losses)	2,073	1,437	1,222	1,275	1,486	1,698	1,300	1,313
Investment gains (losses)	260	573	--	1	--	1,405	132	(52)
Total noninterest income	2,333	2,010	1,222	1,276	1,486	3,103	1,432	1,261
Salaries and employee benefits	6,549	5,969	5,675	5,412	5,128	5,044	5,305	5,270
Premises and equipment	2,021	2,612	2,092	1,843	1,798	1,827	1,875	1,861
Marketing and advertising	391	281	247	314	228	242	315	656
Other expenses	3,968	4,275	3,449	3,058	3,126	4,460	2,798	2,720
Total noninterest expense	12,929	13,137	11,463	10,627	10,280	11,573	10,293	10,507
Income before income tax expense	7,141	5,389	5,293	4,849	4,367	4,132	3,036	2,528
Income tax expense	2,375	1,942	1,902	1,898	1,625	1,481	961	867
Net income	4,766	3,447	3,391	2,951	2,742	2,651	2,075	1,661
Preferred stock dividends and discount accretion	327	324	320	540	595	589	583	177
Net Income Available to Common Shareholders	$ 4,439	$ 3,123	$ 3,071	$ 2,411	$ 2,147	$ 2,062	$ 1,492	$ 1,484

Per Share Data:
Earnings per weighted average common share, basic	$ 0.22	$ 0.16	$ 0.16	$ 0.12	$ 0.16	$ 0.16	$ 0.12	$ 0.12
Earnings per weighted average common share, diluted	$ 0.22	$ 0.16	$ 0.15	$ 0.12	$ 0.15	$ 0.16	$ 0.12	$ 0.12
Weighted average common shares outstanding, basic	19,874,596	19,641,247	19,609,197	19,521,574	13,504,539	12,750,496	12,742,725	12,703,425
Weighted average common shares outstanding, diluted	20,230,063	20,071,945	19,951,246	19,779,726	13,794,355	12,887,964	12,793,974	12,777,262
Actual shares outstanding	19,671,797	19,652,918	19,633,763	19,534,226	19,505,339	12,763,940	12,745,118	12,714,355
Book value per common share at period end	$ 9.14	$ 8.87	$ 8.66	$ 8.48	$ 8.46	$ 8.52	$ 8.49	$ 8.34

Performance Ratios (annualized):
Return on average assets	0.96%	0.73%	0.76%	0.68%	0.67%	0.70%	0.56%	0.46%
Return on average common equity	9.93%	7.30%	7.40%	5.79%	7.85%	7.71%	5.87%	5.21%
Net interest margin	4.10%	4.10%	3.98%	3.96%	3.77%	3.91%	3.76%	3.74%
Efficiency ratio (1)	58.68%	63.69%	62.15%	59.02%	62.29%	66.42%	69.10%	72.54%

Other Ratios:
Allowance for credit losses to total loans (3)	1.45%	1.45%	1.47%	1.47%	1.51%	1.50%	1.50%	1.45%
Nonperforming loans to total loans	1.61%	1.68%	1.47%	1.57%	1.73%	2.36%	3.67%	2.01%
Nonperforming assets to total assets	1.46%	1.49%	1.36%	1.50%	1.63%	2.14%	3.33%	1.76%
Net charge-offs (annualized) to average loans	0.39%	0.38%	0.36%	0.54%	0.48%	0.35%	0.29%	0.05%
Tier 1 leverage ratio	9.66%	9.84%	10.00%	10.29%	11.68%	8.96%	9.06%	9.22%
Tier 1 risk based capital ratio	10.88%	11.15%	11.77%	11.82%	13.65%	9.91%	10.26%	9.78%
Total risk based capital ratio	12.66%	12.85%	13.50%	13.57%	15.57%	12.05%	12.43%	11.93%

Average Balances (in thousands):
Total assets	$ 1,964,827	$ 1,881,761	$ 1,815,383	$ 1,732,168	$ 1,631,200	$ 1,518,979	$ 1,497,036	$ 1,451,295
Total earning assets	$ 1,907,900	$ 1,821,943	$ 1,753,989	$ 1,677,573	$ 1,579,603	$ 1,468,296	$ 1,453,503	$ 1,406,421
Total loans (2)	$ 1,553,254	$ 1,489,325	$ 1,406,904	$ 1,352,076	$ 1,317,685	$ 1,297,634	$ 1,281,925	$ 1,218,067
Total deposits	$ 1,610,813	$ 1,529,498	$ 1,472,061	$ 1,381,305	$ 1,321,405	$ 1,164,978	$ 1,157,227	$ 1,152,376
Total borrowings	$ 146,711	$ 151,240	$ 146,638	$ 141,406	$ 146,819	$ 199,479	$ 190,065	$ 177,955
Total stockholders' equity	$ 200,556	$ 194,866	$ 191,393	$ 202,004	$ 153,171	$ 145,492	$ 141,341	$ 113,245

(1) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Includes loans held for sale.
(3) Excludes loans held for sale.
CONTACT:  Eagle Bancorp, Inc.
          Michael T. Flynn
          301.986.1800